EXHIBIT 99.1

FOR IMMEDIATE RELEASE	November 1, 2007

PROPEX ANNOUNCES CASH ON HAND FOR OPERATIONS OF $58.4 MILLION

Chattanooga, TN—November 1, 2007— Propex Inc. (the "Company") announced today that in connection with its Current Report on Form 8-K dated October 26, 2007 regarding the Company's non-compliance with certain financial covenants contained in its Credit Agreement, dated as of January 31, 2006, as amended (the “Credit Agreement”), that it had approximately $58.4 million of cash on hand as of October 31, 2007. Management believes this cash on hand provides adequate liquidity for normal operations while the Company and its advisors work with the lenders under the Credit Agreement to address the issue of non-compliance and the long-term financing needs of the Company. No assurance can be given as to when or if the Company will be able to resolve the issue of non-compliance or new arrangements to address the Company’s long-term financing needs under the Credit Agreement will be reached.

Propex is the world’s largest independent producer of primary and secondary carpet backing, and a leading manufacturing and marketer of woven and nonwoven polypropylene fabrics and fibers used in geosynthetic and a variety of other industrial applications.

This document contains forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause future actions, conditions or events to differ materially from the anticipated actions, conditions or events expressed or implied by such forward-looking statements. Forward-looking statements included in this document include statements regarding the adequacy of the Company's liquidity and the Company’s ability to address the issue of non-compliance under the Credit Agreement before the lenders exercise their right to accelerate the outstanding borrowings under the Credit Agreement. Factors that could cause actual results to vary from those in the forward-looking statements include the risk factors set forth in the Company's periodic reports filed with the Securities and Exchange Commission. You are cautioned not to put undue reliance on any forward-looking statements, and, except as required by applicable law, the Company undertakes no obligation to update those statements.